Exhibit 99.1

For further information, contact:
Sukhi Nagesh	Daniel Yoo
Investor Relations	Media Relations
408-222-8373	408-222-2187
sukhi@marvell.com	yoo@marvell.com

Marvell Technology Group Ltd. Reports Second Quarter of Fiscal 2012 Financial Results

Revenue: $898 Million, a 12 percent sequential increase

GAAP Net Income: $192 Million, EPS of $0.31

Non GAAP Net Income: $234 Million, EPS of $0.38

Free Cash Flow: $235 Million, 26 Percent of Revenue

Santa Clara, Calif. (August 18, 2011) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today reported financial results for the second quarter of fiscal 2012, ended July 30, 2011.

Revenue for the second quarter of fiscal 2012 was $898 million, a 12 percent sequential increase from $802 million in the first quarter of fiscal 2012, ended April 30, 2011, and up slightly from $896 million in the second quarter of fiscal 2011, ended July 31, 2010.

GAAP net income was $192 million, or $0.31 per share (diluted), for the second quarter of fiscal 2012, compared with GAAP net income of $147 million, or $0.22 per share (diluted) in the first quarter of fiscal 2012, and $220 million, or $0.33 per share (diluted), for the second quarter of fiscal 2011.

Non-GAAP net income was $234 million, or $0.38 per share (diluted), for the second quarter of fiscal 2012, compared with non-GAAP net income of $189 million, or $0.29 per share (diluted) for the first quarter of fiscal 2012 and $273 million, or $0.40 per share (diluted), for the second quarter of fiscal 2011.

“We continue to execute well on all of our new product initiatives including in our Mobile and Wireless end market which grew 18% sequentially,” said Dr. Sehat Sutardja, Marvell’s Chairman and Chief Executive Officer. “Our second quarter results were at the high-end of our earlier projected range and we experienced solid revenue growth in all our served end markets leading to increased profitability. Looking forward, we continue to focus our investments on initiatives designed to increase revenue and profit through both new products and share gains.”

Marvell reports net income, basic and diluted net income per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis as outlined below. Reconciliations of GAAP net income to non-GAAP net income for the three months ended July 30, 2011, April 30, 2011 and July 31, 2010 appear in the financial statements below. Non-GAAP net income, where applicable, excludes the effect of stock-based compensation, amortization and write-offs of acquired intangible assets, restructuring costs and certain one-time expenses or benefits.

GAAP gross margin for the second quarter of fiscal 2012 was 57.9 percent, compared to 58.3 percent for the first quarter of fiscal 2012 and 59.1 percent for the second quarter of fiscal 2011.

Non-GAAP gross margin for the second quarter of fiscal 2012 was 58.1 percent, compared to 58.5 percent for the first quarter of fiscal 2012 and 59.3 percent for the second quarter of fiscal 2011.

Shares used to compute GAAP net income per diluted share for the second quarter of fiscal 2012 were 623 million shares, compared with 657 million shares in the first quarter of fiscal 2012 and 675 million shares in the second quarter of fiscal 2011. Shares used to compute non-GAAP net income per diluted share for the second quarter of fiscal 2012 were 625 million shares, compared with 663 million shares for the first quarter of fiscal 2012 and 678 million shares for the second quarter of fiscal 2011. The decrease in shares used to compute both Marvell’s GAAP and non-GAAP net income per diluted share was primarily due to Marvell’s share repurchase program.

Cash flow from operations for the second quarter of fiscal 2012 was $263 million, up from the $177 million reported in the first quarter of fiscal 2012 and down from the $319 million in the second quarter of fiscal 2011. Free cash flow for the second quarter of fiscal 2012 was $235 million, up from the $157 million reported in the first quarter of fiscal 2012 and down from the $292 million in second quarter of fiscal 2011. During the last 12 months, Marvell generated over $900 million in free cash flow and the second quarter of fiscal 2012 represents the 16th consecutive quarter of positive free cash flow for the company. Despite the cyclical nature of the semiconductor industry and even through broader economic downturns, Marvell’s proven business model has generated positive free cash flow. Free cash flow as presented above is defined as cash flow from operations, less capital expenditures and purchases of IP licenses.

Under the share repurchase program, Marvell repurchased approximately nine million shares for a total of $136 million in the second quarter of fiscal 2012. Over the past few quarters, Marvell has repurchased and retired over 64 million, or nearly 10 percent, of its outstanding shares demonstrating its commitment to returning shareholder value.

Conference Call

Marvell will be conducting a conference call on August 18, 2011 at 1:45 p.m. Pacific Time to discuss results for the second quarter of fiscal 2012. Interested parties may join the conference call by dialing 1-800-901-5248 or 1-617-786-4512, pass-code 72146086. The call will be webcast by Thomson Reuters and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until September 18, 2011.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude stock-based compensation expense as well as charges related to acquisitions, restructuring, gains and other charges that are driven primarily by discrete events that management does not consider to be directly related to Marvell’s core operating performance. Non-GAAP earnings per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares outstanding (diluted). For purposes of calculating non-GAAP earnings per share, the GAAP weighted average shares outstanding (diluted) is adjusted to exclude the potential benefits of compensation costs expected to be incurred in future periods, but not yet recognized in the financial statements. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method and also include the dilutive/antidilutive effects of common stock options and restricted stock.

Marvell believes that the presentation of non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to Marvell’s financial condition and results of operations. While Marvell uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, Marvell believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance. For further information regarding why Marvell believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to Marvell’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov as well as on the Marvell website in the Investor Relations section at www.marvell.com.

About Marvell

Marvell is a global leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless and storage solutions that power the entire communications infrastructure, including enterprise, metro, home and storage networking. As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the ability of Marvell to continue to execute on all of its new product initiatives; Marvell’s ability to increase revenue and profit opportunities through both new products and share gains; and statements concerning Marvell’s use of non-GAAP net income and net income per share as important supplemental information. These statements are not guarantees of results and should not be considered as an indication of future performance. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties, including, among others, Marvell’s reliance on a few customers for a significant portion of its revenue; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner; uncertainty in the worldwide economic environment; seasonality in sales of consumer devices in which our products are incorporated; Marvell’s ability to compete in products and prices in an intensely competitive industry; Marvell’s ability to recruit and retain skilled personnel; and other risks detailed in Marvell’s SEC filings from time to time. When Marvell files its Form 10-Q for the second quarter of fiscal 2012, the financial statements may differ from the results disclosed in this press release because judgments and estimates that management used in preparing the financial results reported in this press release may need to be updated to the date of the filing. Marvell’s results also remain subject to review by Marvell’s independent registered public accounting firm. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Quarterly Report on Form 10-Q for the quarter ended April 30, 2011, as filed with the SEC and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	July 30, 2011	April 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net revenue	$897,520	$802,402	$896,474	$1,699,922	$1,752,053
Cost of goods sold	378,117	334,475	366,682	712,592	710,667

Gross profit	519,403	467,927	529,792	987,330	1,041,386
Operating expenses:
Research and development	249,604	242,537	228,211	492,141	447,322
Selling and marketing	40,390	38,152	36,863	78,542	75,286
General and administrative	23,631	24,784	25,440	48,415	48,548
Amortization of acquired intangible assets	11,138	14,341	21,214	25,479	43,763

Total operating expenses	324,763	319,814	311,728	644,577	614,919

Operating income	194,640	148,113	218,064	342,753	426,467
Interest and other income (expense), net	2,064	(218)	4,212	1,846	460

Income before income taxes	196,704	147,895	222,276	344,599	426,927
Provision for income taxes	4,312	1,034	2,499	5,346	1,383

Net income	$192,392	$146,861	$219,777	$339,253	$425,544

Basic net income per share	$0.32	$0.23	$0.34	$0.54	$0.66

Diluted net income per share	$0.31	$0.22	$0.33	$0.53	$0.63

Shares used in computing basic earnings per share	608,511	638,946	648,028	623,728	644,477
Shares used in computing diluted earnings per share	623,132	657,140	675,220	640,136	676,639

Marvell Technology Group Ltd.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	July 30, 2011	April 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
GAAP net income	$192,392	$146,861	$219,777	$339,253	$425,544
Stock-based compensation	30,355	27,480	30,689	57,835	57,585
Amortization of acquired intangible assets	11,138	14,341	21,214	25,479	43,763
Restructuring	567	619	1,660	1,186	2,246
Legal/Tax related matters (a)	—	—	—	—	4,373

Non-GAAP net income	$234,452	$189,301	$273,340	$423,753	$533,511

GAAP weighted average shares—diluted	623,132	657,140	675,220	640,136	676,639
Non-GAAP adjustment	1,645	5,808	3,131	3,726	3,273

Non-GAAP weighted average shares diluted (b)	624,777	662,948	678,351	643,862	679,912

GAAP diluted net income per share	$0.31	$0.22	$0.33	$0.53	$0.63

Non-GAAP diluted net income per share	$0.38	$0.29	$0.40	$0.66	$0.78

GAAP gross profit:	$519,403	$467,927	$529,792	$987,330	$1,041,386
Stock-based compensation	1,916	1,695	1,692	3,611	3,928
Legal/Tax related matters (a)	—	—	—	—	4,373

Non-GAAP gross profit	$521,319	$469,622	$531,484	$990,941	$1,049,687

GAAP gross profit as a % of revenue	57.9%	58.3%	59.1%	58.1%	59.4%
Stock-based compensation	0.2%	0.2%	0.2%	0.2%	0.2%
Legal/Tax related matters (a)	—	—	—	—	0.3%

Non-GAAP gross profit	58.1%	58.5%	59.3%	58.3%	59.9%

GAAP research and development:	$249,604	$242,537	$228,211	$492,141	$447,322
Stock-based compensation	(22,128)	(19,593)	(22,089)	(41,721)	(40,940)
Restructuring	(139)	(168)	(1,370)	(307)	(1,499)

Non-GAAP research and development	$227,337	$222,776	$204,752	$450,113	$404,883

GAAP selling and marketing:	$40,390	$38,152	$36,863	$78,542	$75,286
Stock-based compensation	(3,207)	(2,654)	(2,397)	(5,861)	(5,570)

Non-GAAP selling and marketing	$37,183	$35,498	$34,466	$72,681	$69,716

GAAP general and administrative:	$23,631	$24,784	$25,440	$48,415	$48,548
Stock-based compensation	(3,104)	(3,538)	(4,511)	(6,642)	(7,147)
Restructuring	(428)	(451)	(290)	(879)	(747)

Non-GAAP general and administrative	$20,099	$20,795	$20,639	$40,894	$40,654

(a)	The six months ended July 31, 2010 includes portions of litigation settlements related to previous periods.
(b)	For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of stock compensation costs attributable to future services and not yet recognized in the financial statements.

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	July 30, 2011	January 29, 2011
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$2,399,787	$2,930,030
Accounts receivable, net	405,757	459,406
Inventories	322,005	245,448
Prepaid expenses and other current assets	70,842	77,763

Total current assets	3,198,391	3,712,647
Property and equipment, net	363,764	358,440
Long-term investments	26,070	26,226
Goodwill and acquired intangible assets, net	2,119,649	2,129,464
Other non-current assets	120,689	111,380

Total assets	$5,828,563	$6,338,157

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$353,992	$332,007
Accrued liabilities	207,156	232,518
Deferred income	67,827	76,161

Total current liabilities	628,975	640,686
Other long-term liabilities	173,457	175,602

Total liabilities	802,432	816,288

Shareholders’ equity:
Common stock	1,207	1,317
Additional paid-in capital	3,966,047	4,805,588
Accumulated other comprehensive income	5,752	1,092
Retained earnings	1,053,125	713,872

Total shareholders’ equity	5,026,131	5,521,869

Total liabilities and shareholders’ equity	$5,828,563	$6,338,157

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Cash flows from operating activities:
Net income	$192,392	$219,777	$339,253	425,544
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,437	22,773	46,474	45,851
Stock-based compensation	30,355	30,689	57,835	57,585
Amortization of acquired intangible assets	11,138	21,214	25,479	43,763
Other (income) expense, net	3,291	2,777	7,145	4,812
Facilities impairment	—	1,140	—	1,140
Fair market value adjustment to acquired inventory sold	—	(1,048)	—	(1,990)
Excess tax benefits from stock-based compensation	(11)	(44)	(14)	(229)
Changes in assets and liabilities:
Accounts receivable	19,711	(42,062)	53,649	(133,959)
Inventories	(22,897)	(31,501)	(76,004)	3,916
Prepaid expenses and other assets	16,794	(5,384)	17,438	4,997
Accounts payable	12,294	91,740	6,999	98,443
Accrued liabilities and other	5,359	2,071	(91)	4,433
Accrued employee compensation	(14,387)	4,406	(29,267)	(6,100)
Deferred income	(13,063)	2,690	(8,334)	26,623

Net cash provided by operating activities	263,413	319,238	440,562	574,829
Cash flows from investing activities:
Purchases of marketable securities	(462,705)	(522,182)	(1,139,884)	(709,060)
Purchases of strategic investments	(503)	(750)	(2,253)	(1,750)
Sales and maturities of investments	408,522	198,305	681,069	347,745
Cash paid for acquisitions, net	(430)	(20,679)	(16,760)	(20,679)
Purchases of technology licenses	(3,325)	(4,569)	(6,615)	(6,819)
Purchases of property and equipment	(25,227)	(22,903)	(42,245)	(39,298)

Net cash used in investing activities	(83,668)	(372,778)	(526,688)	(429,861)
Cash flows from financing activities:
Repurchase of common stock	(135,740)	—	(939,241)	—
Proceeds from employee stock plans	36,548	31,789	41,755	80,477
Principal payments on capital lease and term loan obligations	—	(480)	(511)	(950)
Excess tax benefits from stock-based compensation	11	44	14	229

Net cash (used in) provided by financing activities	(99,181)	31,353	(897,983)	79,756

Net increase (decrease) in cash and cash equivalents	80,564	(22,187)	(984,109)	224,724

Cash and cash equivalents at beginning of period	782,401	1,352,339	1,847,074	1,105,428

Cash and cash equivalents at end of period	$862,965	$1,330,152	$862,965	$1,330,152